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                                                                    Exhibit 1.19


June 3, 1999



Dr. Antoine Noujaim
58 Wilkin Road
Edmonton, Alberta
T6M 2K4

Dear Tony:

Re: AMENDMENT TO EMPLOYMENT CONTRACT BETWEEN DR. ANTOINE NOUJAIM ("DR. NOUJAIM") AND ALTAREX CORP. (THE "COMPANY")


This letter serves as an amendment to your Employment Contract (the "Contract") dated January 1, 1996 with the Company. Contract shall be amended as follows:

1. Section 2.01 of the Contract is hereby amended to provide that you shall be employed by the Company in the positions of Chairman of the Board and Chief Scientific Officer (and not President). Subject to Section 2.03, the following are functions that you are responsible for as Chairman of the Board and Chief Scientific Officer:

     CHAIRMAN OF THE BOARD
     As Chairman of the Board of Directors, you are responsible for the normal duties of a Chairman of a public company, including ensuring the effectiveness of the process the Board follows and the quality of information provided to the Board by management, recruiting and orienting new members of the Board as necessary, maintaining contact with all members of the Board during the year and evaluating the performance of the Board.

     CHIEF SCIENTIFIC OFFICER
     As Chief Scientific Officer of the Company, you are responsible for the strategic planning of the discovery activities of the Company. Reporting to the Chief Executive Officer, you will provide expertise and mentoring to key members of the management team, particularly the VP of Canadian Discovery Operations, regarding the focus and conduct of research initiatives. You will work closely with the senior management team to agree on the focus of research initiatives and ultimately obtain the approval for such initiatives from the Chief Executive Officer. The VP of Canadian Discovery Operations, while also reporting to the CEO, will also be responsible for obtaining your concurrence on overall scientific direction of the Company before proceeding.

2.   Section 2.02 of the Contract is deleted in its entirety and the following section is inserted in lieu thereof:

     "2.02. Subject to Article VIII below, the term of the Employee's employment hereunder shall continue until December 31, 2001, provided that if both parties shall agree, the term shall be extended for additional one year terms upon the expiration of the applicable term."


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3.   Section 3.01 of the Contract is hereby amended to provide that the Company shall pay you a salary of Cdn $220,000 per annum, retroactive to January 1, 1999, payable in equal installments on the last day of each month, from May 1, 1999 through the expiration or termination of the employment term.

4. Section 8.03 of the Contract is hereby deleted in its entirety and the following section is inserted in lieu thereof:

     "If the Employee is terminated at any time during the term of this Agreement (other than in the event of a Termination Event), then the Employee shall be entitled to severance payments at a monthly rate equal to 1/12 of the annual base salary to which the Employee was entitled to receive hereunder on the effective date of termination for a period ending on the later of (a) December 31, 2001 and (b) the first anniversary of the effective date of termination. Notwithstanding the foregoing, in the event that you breach any provision of Article V (Confidential Information),
     Article VI (Inventions, Ideas, Discoveries and Works) or Article VII (Non-Competition) of the contract at any time during the period during which the Company is making severance payments to you under this Agreement, the Company's obligation to make, and your entitlement to receive, such severance payments under this Agreement shall terminate immediately upon such breach."

All other terms of the contract remain in full force and effect.

We trust that you will find the above terms satisfactory. If you have any questions, please contact either myself or Ed Fitzgerald.

Sincerely,


 /s/ Richard E. Bagley
-----------------------------------
Richard E. Bagley
President & Chief Executive Officer



The parties hereto have executed this agreement as of the 3rd day of June, 1999.



                                            AltaRex Corp.

 /s/ Antoine Noujaim                         /s/ Richard E. Bagley
---------------------------------           ----------------------------------
Dr. Antoine Noujaim                         Richard E. Bagley
Chairman of the Board & Chief               President & Chief Executive Officer
  Scientific Officer


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Dr. Antoine Noujaim
58 Wilkin Road
Edmonton, Alberta
T6M 2K4

Dear Tony:

RE: AMENDMENT TO THE TERMS OF YOUR EMPLOYMENT AS SET OUT IN THE LETTER DATED JANUARY 1, 1996 (THE "LETTER AGREEMENT") AND THE AMENDMENT DATED JUNE 3, 1999


This letter serves as an amendment to the terms of your employment as set out in the Letter Agreement as amended. Provisions for severance compensation as stated in the June 3, 1999 amendment (paragraph 4) are further amended by deleting the first sentence of such amended provision and inserting the following sentence:

     If the Employee is terminated at any time during the term of this Agreement (other than in the event of a Termination Event), then the Employee shall be entitled to severance payments at a monthly rate equal to 1/12 of the annual base salary to which the Employee was entitled to receive hereunder on the effective date of termination for a period ending on the first anniversary of the effective date of termination.

All other terms of your employment as set out in the Letter Agreement and Amendments remain in full force and effect.

Please confirm that you are in agreement with the foregoing by signing below. If you have any questions, please contact me.

Sincerely,


 /s/ Richard E. Bagley
-------------------------
Richard E. Bagley
President & CEO

The parties hereto have executed this agreement of the 22nd day of December, 1999.

                                             AltaRex Corp.

 /s/ Antoine Noujaim                          /s/ Richard E. Bagley
---------------------------------            ------------------------------
Dr. Antoine Noujaim                          Richard E. Bagley
Chairman of the Board & Chief                President & Chief Executive Officer
  Scientific Officer